UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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MORGAN STANLEY

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Notice of 2003 Annual Meeting of Shareholders

Morgan Stanley

2500 Lake Cook Road

Riverwoods, Illinois 60015

April 11, 2003, 9:00 a.m., local time

February 19, 2003

Fellow shareholder:

We cordially invite you to attend Morgan Stanley’s 2003 annual meeting of shareholders to:

•	elect four directors to the Board of Directors for a three-year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors;

•	consider a shareholder proposal; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends you vote “FOR” the election of directors and the ratification of auditors and “AGAINST” the shareholder proposal.

Enclosed are our proxy statement, a proxy, our summary annual report and our 10-K. For those of you who currently receive paper versions of these documents, we are pleased to offer you an opportunity to receive future versions over the internet. By following the instructions on page 23, you will receive electronic access to these documents and will help reduce printing and postage costs.

We hope you will read the proxy statement and submit your proxy. We appreciate your cooperation.

Very truly yours,

Philip J. Purcell	Robert G. Scott
Chairman and Chief Executive Officer	President and Chief Operating Officer

Morgan Stanley

1585 Broadway

New York, New York 10036

February 19, 2003

Proxy Statement

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for the 2003 annual meeting of shareholders. We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about March 3, 2003. In this proxy statement, we may refer to Morgan Stanley as the “Company,” “we” or “us.” When we refer to Morgan Stanley’s fiscal year, as in “fiscal 2002,” we mean the twelve-month period from December 1 through November 30.

Annual meeting information

Date and location of the annual meeting.    We will hold the annual meeting on Friday, April 11, 2003, at 9:00 a.m., local time at our offices at 2500 Lake Cook Road, Riverwoods, Illinois 60015.

Admission to the annual meeting.    Only record or beneficial owners of Morgan Stanley’s common stock may attend the annual meeting in person. When you arrive at the annual meeting, please present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Electronic access to the annual meeting.    You may listen to the meeting over the internet through our website at www.morganstanley.com. Please go to our website early to register and download any necessary audio software.

Voting information

Record date.    The record date for the annual meeting is February 10, 2003. You may vote all shares of Morgan Stanley’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. On the record date, 1,090,077,622 shares of common stock were outstanding. We need a majority of the shares of common stock outstanding on the record date present, in person or by proxy, to hold the annual meeting.

Confidential voting.    Our Bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances such as when you request or consent to disclosure. The DPSP/START Plan and the ESOP have additional confidential voting provisions.

Submitting voting instructions for shares held in your name.    If you hold shares in your name as a record holder, you may vote your shares by proxy through the mail, telephone or internet as described on the proxy card. If you submit your proxy via the internet, you may incur costs such as telephone and internet access charges. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Submitting voting instructions for shares held in employee plans.    If you hold shares in, or have been awarded stock units under, certain employee plans, you will receive directions on how to submit your voting instructions by mail, telephone or internet. Shares held in the following employee plans also are subject to the following rules.

•	DPSP/START Plan and ESOP. The DPSP/START Plan and ESOP trustee, as applicable, must receive your voting instructions for the common stock held on your behalf in these plans on or before April 9, 2003. If the trustee does not receive your voting instructions by that date, it will vote your DPSP/START Plan and ESOP shares (together with unallocated shares in the ESOP), as applicable, in the same proportion as the voting instructions that it receives from other plan participants in the applicable plan. On February 10, 2003, there were 209,061 shares in DPSP/START Plan accounts and 62,198,564 shares in the ESOP.

•	Other equity-based plans. State Street Bank and Trust Company acts as trustee for a trust (Trust) that holds shares of common stock underlying stock units awarded to employees under several of Morgan Stanley’s equity-based plans. Employees allocated shares held in the Trust must submit their voting instructions for receipt by the trustee on or before April 9, 2003. If the trustee does not receive your instructions by that date, it will vote your shares, together with shares held in the Trust that are unallocated or held on behalf of former Morgan Stanley employees and employees in certain foreign jurisdictions, in the same proportion as the voting instructions that it receives for shares held in the Trust in connection with such plans. On February 10, 2003, there were 71,930,847 shares held in the Trust in connection with such plans.

Submitting voting instructions for shares held in street name.    If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares under the following circumstances.

•	Discretionary items. The election of directors and ratification of appointment of Morgan Stanley’s independent auditors are “discretionary” items. Member brokers that do not receive instructions from beneficial owners may vote on these proposals in the following manner: (1) Morgan Stanley’s wholly owned subsidiaries, Morgan Stanley & Co. Incorporated (MS&Co.) and Morgan Stanley DW Inc. (MSDWI), may vote your shares only in the same proportion as the votes cast by all record holders on the proposal; and (2) all other NYSE member brokers may vote your shares in their discretion.

•	Non-discretionary items. The shareholder proposal is a “non-discretionary” item and may not be voted on by NYSE member brokers, including MS&Co. and MSDWI, absent specific voting instructions from beneficial owners.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your shares will not be counted in determining the outcome of the vote on that matter at the annual meeting.

Revoking your proxy.    You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Donald G. Kempf, Jr., Chief Legal Officer and Secretary, Morgan Stanley, 1585 Broadway, New York, New York 10036; (2) submitting a later proxy; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy.

Votes required to elect directors and to adopt other proposals.    Directors are elected by a plurality of the votes cast. The ratification of Deloitte & Touche’s appointment and the shareholder proposal each requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon in order to be approved.

Withholding your vote or voting to “abstain.”    In the election of directors, you can withhold your vote for any nominee. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. On the other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the annual meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.

Item 1—Election of Directors

Our Board currently has eleven directors, divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual meeting. At this annual meeting, shareholders will vote on the election of the four nominees described below.

The Board proposes, based on the recommendation of its Nominating and Governance Committee, the election of Philip J. Purcell, Robert G. Scott, C. Robert Kidder and Michael A. Miles as directors for a term ending at the 2006 annual meeting. The nominees are all current directors of Morgan Stanley, and each nominee has indicated that he will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

Nominees for election to the Board of Directors for a three-year term ending in 2006

Philip J. Purcell (59).     Chairman of the Board and Chief Executive Officer (since May 1997). Chairman and Chief Executive Officer of Dean Witter, Discover & Co. (1986 to May 1997). Director or trustee of approximately 95 registered investment companies for which Morgan Stanley Investment Advisors Inc., a wholly owned subsidiary of Morgan Stanley, serves as investment manager or investment adviser.

Director since:    May 1997; Chairman of the Board of Dean Witter, Discover & Co. (1986 to May 1997)

Other directorships:    AMR Corporation

Robert G. Scott (57). President and Chief Operating Officer (since March 2001). Executive Vice President and Chief Financial Officer (May 1997 to March 2001). Director since: March 2001

C. Robert Kidder (58).     President (since November 2001) of Borden Capital, Inc., a company providing financial and strategic advice to the Borden family of companies. Chairman of the Board (since January 1995) and Chief Executive Officer (January 1995 to March 2002) of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company.

Director since:    May 1997; Director of Dean Witter, Discover & Co. (July 1993 to May 1997)

Other directorships:    Electronic Data Systems Corporation and Borden Chemical, Inc.

Michael A. Miles (63).     Special Limited Partner (since January 1995) in Forstmann Little & Co., a private investment firm with interests in electronics, aerospace, publishing and other industries.

Director since:    May 1997; Director of Dean Witter, Discover & Co. (February 1993 to May 1994; January 1995 to May 1997)

Other directorships:    Sears, Roebuck and Co., The Allstate Corporation, AOL Time Warner Inc., Dell Computer Corporation, AMR Corporation, Exult, Inc. and Community Health Systems, Inc.

The Board of Directors recommends a vote “FOR” the election of all four nominees. Proxies solicited by the Board of Directors will be voted “FOR” these nominees unless otherwise instructed.

Directors continuing in office—term expiring in 2004

Robert P. Bauman (71).     Chief Executive Officer of SmithKline Beecham plc (until retirement in 1994). Non-executive Chairman (May 1998 to February 1999) and Deputy Chairman (October 1997 to May 1998) of BTR plc, a manufacturing and engineering business with global operations. Non-executive Chairman of British Aerospace plc (May 1994 to May 1998).

Director since:    May 1997; Director of Morgan Stanley Group Inc. (April 1996 to May 1997)

Edward A. Brennan (69).     Chairman, President and Chief Executive Officer of Sears, Roebuck and Co. (until retirement in 1995).

Director since:    May 1997; Director of Dean Witter, Discover & Co. (February 1993 to May 1997)

Other directorships:    AMR Corporation, 3M Company, The Allstate Corporation, Exelon Corporation and McDonald’s Corporation

John W. Madigan (65).     Chairman (since January 1996), Chief Executive Officer (May 1995 to December 2002) and President (1994 to July 2001) of Tribune Company, a media company.

Director since:    July 2000

Other directorships:    AT&T Wireless Services, Inc. and Tribune Company

Directors continuing in office—term expiring in 2005

John E. Jacob (68).     Executive Vice President-Global Communications of Anheuser-Busch Companies, Inc., a global corporation that includes a brewing organization, a manufacturer of aluminum beverage containers and park operations (since 1994). President and Chief Executive Officer of National Urban League, Inc. (1982 to 1994).

Director since:    September 2001

Other directorships:    Anheuser-Busch Companies, Inc. and Coca-Cola Enterprises Inc.

Charles F. Knight (67).     Chairman (since 1974), Chief Executive Officer (1973 to October 2000) of Emerson Electric Co., a manufacturer of electronic and electrical products.

Director since:    January 1999

Other directorships:    Anheuser-Busch Companies, Inc., Emerson Electric Co., International Business Machines Corporation, SBC Communications Inc. and BP p.l.c.

Miles L. Marsh (55).     Chairman and Chief Executive Officer of Fort James Corporation, a manufacturer and marketer of consumer paper products (August 1997 to November 2000). Chairman (January 1996 to August 1997) and President and Chief Executive Officer (October 1995 to August 1997) of James River Corporation of Virginia.

Director since:    May 1997; Director of Dean Witter, Discover & Co. (December 1996 to May 1997)

Other directorships:    GATX Corporation and Whirlpool Corporation

Laura D’Andrea Tyson (55).     Dean of the London Business School (since January 2002). Dean (July 1998 to December 2001) and Class of 1939 Chair in Economics and Business Administration (January 1997 to July 1998) at the Walter A. Haas School of Business at the University of California, Berkeley. Chair of the President’s National Economic Council (February 1995 to December 1996).

Director since:    May 1997; Director of Morgan Stanley Group Inc. (April 1997 to May 1997)

Other directorships:    Eastman Kodak Company, SBC Communications Inc. and Human Genome Sciences, Inc.

Board meetings and committees.    The Board met 6 times during fiscal 2002. Each director attended at least 93% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board’s standing committees include the following.

Committee	Members	Primary Responsibilities	# of Meetings

Audit	Edward A. Brennan (Chair) John E. Jacob C. Robert Kidder John W. Madigan Laura D’Andrea Tyson	• Monitors the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements and the Company’s system of internal controls. • Selects, evaluates and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted non-audit services. • Monitors the qualifications, independence and performance of the Company’s internal and independent auditors.	7

Compensation	Charles F. Knight (Chair) Robert P. Bauman Edward A. Brennan C. Robert Kidder Miles L. Marsh	• Determines the compensation of our executive officers and such other officers as deemed appropriate. • Annually reviews and approves the corporate goals and objectives relevant to the compensation of the CEO and President and evaluates their performance in light of these goals and objectives. • Administers our equity-based compensation plans.	4

Nominating and Governance	Michael A. Miles (Chair) Robert P. Bauman John E. Jacob John W. Madigan Miles L. Marsh Laura D’Andrea Tyson	• Identifies and recommends candidates for election to the Board. • Establishes procedures for its oversight of the evaluation of the Board and management. • Recommends director compensation and benefits. • Reviews annually our corporate governance policies.	2

Our Board has adopted written charters for the Audit, Compensation and Nominating and Governance Committees setting forth the roles and responsibilities of each committee. These charters are available at www.morganstanley.com.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. Recommendations may be sent to Donald G. Kempf, Jr., Secretary, 1585 Broadway, New York, New York 10036. The procedure for nominating a person for election as a director at the 2004 annual meeting is described under “Other matters—Shareholder proposals for the 2004 annual meeting” on page 23.

Director compensation.    Employee directors receive no compensation for Board service.

•	Fees. Non-employee directors receive the following fees for their Board service:

Board Member
$ 35,000 annually
Committee Chair
$ 7,500 annually
Committee Member
$ 5,000 annually
Attendance at Board or Committee Meeting
$ 1,000 per meeting

•	Directors’ Equity Capital Accumulation Plan (DECAP). Under DECAP, non-employee directors receive 8,000 stock options and 1,200 shares of common stock upon becoming a director and annually thereafter while a director. Stock options have an exercise price equal to the fair market value of a share of common stock on the award date. DECAP also provides that the non-employee directors may elect to (1) receive all or a portion of their annual committee retainers, on a current or deferred basis, in cash or shares of common stock; (2) receive all or a portion of their meeting fees, on a current or deferred basis, in cash or in shares of common stock (with respect to elections to receive common stock on a current basis, meeting fees are credited to a cash deferral account until the date of the next annual meeting); (3) defer receipt of common stock grants; and (4) receive the annual $35,000 Board retainer either in shares of common stock, on a current or deferred basis, or in stock options (the number of stock options is obtained by dividing $35,000 by the fair market value of a share of common stock on the award date and multiplying the result by three; each stock option has an exercise price equal to the fair market value of a share of common stock on the award date). Directors receive dividends on any deferred common stock in the form of additional deferred common stock.

•	Other benefits. Morgan Stanley matches certain charitable gifts by non-employee directors up to $2,000 per year. During fiscal 2002, we matched $2,000 in charitable gifts on behalf of each of C. Robert Kidder and Charles F. Knight. Non-employee directors do not receive Company retirement benefits.

Corporate governance

Our Board of Directors has maintained corporate governance policies for many years and has updated them from time to time. Our Board has had in place several of the NYSE’s proposed corporate governance requirements for many years.

1.    Existing corporate governance highlights

•	Our Board has a substantial majority (82%) of non-employee directors. Since our Board adopted its corporate governance policies and through fiscal 2002, our non-employee directors have been independent in accordance with those policies.

•	Since 1994, only non-employee directors have comprised our Audit, Compensation and Nominating and Governance committees.

•	All of our Audit Committee members meet the current NYSE standards for independence, financial literacy and financial management expertise.

•	Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

•	Our Board policy opposes our directors entering into paid consulting agreements with the Company.

•	Our Compensation Committee has the authority to retain independent consultants, and, in fiscal 2002, engaged Towers Perrin to assist it. It also evaluates the CEO and President and discusses the evaluation with the full Board in executive session.

•	Our Board policy opposes the re-pricing of our outstanding stock options.

•	Our Bylaws provide for confidential voting.

2.    Recent developments

Our Nominating and Governance Committee reviewed various corporate governance proposals during 2002 and recommended changes to existing policies and practices to the full Board. Our Board has adopted: (1) revised corporate governance policies and Audit Committee charter; (2) charters for the Compensation and Nominating and Governance committees; (3) a revised and expanded definition of independence for our directors for fiscal 2003; and (4) a Code of Ethics and Business Conduct for all directors, officers and employees. The corporate governance policies (including our new independence definition), Code of Ethics and Business Conduct and committee charters are available at www.morganstanley.com.

Beneficial ownership of Company common stock

Stock ownership of directors and executive officers.    We encourage stock ownership by our directors, officers and employees to align their interests with your interests as shareholders. Our Management Committee has adopted an Equity Ownership Commitment that its members retain 75% of net equity held and equity subsequently awarded to them. The Equity Ownership Commitment is available at www.morganstanley.com.

The following table sets forth the beneficial ownership of common stock, as of December 31, 2002, by each of our directors and executive officers named in the summary compensation table (Named Executive Officers), as well as by all our directors and executive officers as a group.

	Common Stock Beneficially Owned as of December 31, 2002

Name	Shares(1)	Underlying Stock Units(2)	Subject to Stock Options Exercisable within 60 days of 12/31/02(3)	Total(4)

NAMED EXECUTIVE OFFICERS
Philip J. Purcell	2,520,434	524,251	3,076,398	6,121,083
Robert G. Scott	2,227,852	933,227	1,254,842	4,415,921
Vikram S. Pandit	372,810	1,172,945	1,247,322	2,793,077
Stephan F. Newhouse	386,170	607,129	756,117	1,749,416
John P. Havens	114,662	806,200	1,119,068	2,039,930

DIRECTORS
Robert P. Bauman	6,126	9,551	57,581	73,258
Edward A. Brennan	188,044	7,559	89,581	285,184
John E. Jacob	1,000	3,955	16,000	20,955
C. Robert Kidder	5,200	13,936	89,581	108,717
Charles F. Knight	2,012	10,020	40,000	52,032
John W. Madigan	—	4,657	28,650	33,307
Miles L. Marsh	12,000	6,444	56,000	74,444
Michael A. Miles	42,788	13,700	65,581	122,069
Laura D’Andrea Tyson	7,498	—	45,796	53,294
All directors and executive officers as a group (23 persons)	6,526,187	7,101,159	13,495,197	27,122,543

(1) Each director and executive officer has sole voting and investment power with respect to these shares, except as described in this footnote: 45,362 shares owned by Mr. Purcell’s spouse and 5,244 shares held for Mr. Purcell’s child in a custodial account for which Mr. Purcell is custodian, with respect to all of which he disclaims beneficial ownership; 150,000 shares, held by an exchange fund on behalf of Mr. Scott, with respect to which the fund investment manager has sole voting and investment power but which may be redeemed by Mr. Scott within

60 days if the fund holds the shares; 25,000 shares, held by a charitable foundation, with respect to which Mr. Scott has shared voting power only and disclaims beneficial ownership; 31,068 shares owned by Mr. Brennan’s spouse; 5,200 shares, owned by Mr. Kidder’s spouse, with respect to which Mr. Kidder has shared investment power only; and 229,557 shares, shown in the table as held by the directors and executive officers as a group (for 20,000 of which beneficial ownership has been disclaimed), with respect to which certain executive officers (other than Named Executive Officers) have shared voting and investment power with family members.

(2) Shares of common stock held in the Trust corresponding to stock units. Directors and executive officers may direct the voting of the shares corresponding to their stock units. Voting by executive officers is subject to the voting provisions of the Trust described on page 2.

(3) Includes options granted to executive officers in respect of fiscal 2002 and 2001 compensation.

(4) Each executive officer and director beneficially owned less than 1% of the shares of common stock outstanding. The group consisting of all directors and executive officers beneficially owned approximately 2.5% of the common stock outstanding.

Principal shareholders.    The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent

State Street Bank and Trust Company (1)	100,121,729	9.2%
225 Franklin Street, Boston, MA 02110

FMR Corp. (2)	79,177,297	7.3%
82 Devonshire Street, Boston, MA 02109

(1) Based on a Schedule 13G Information Statement filed February 5, 2003 by State Street, acting in various fiduciary capacities. The Schedule 13G discloses that State Street had sole voting power as to 25,531,977 shares, shared voting power as to 72,062,642 shares, sole dispositive power as to 26,924,552 shares and shared dispositive power as to 73,197,177 shares; that shares held by State Street on behalf of the Trust and a Company-sponsored equity-based compensation program amounted to 6.7% of the common stock; and that State Street disclaimed beneficial ownership of all shares reported therein.

(2) Based on a Schedule 13G Information Statement filed February 13, 2003 by FMR, Edward C. Johnson 3rd, Abigail P. Johnson and Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR. Certain of the shares listed above are beneficially owned by FMR subsidiaries and related entities. The Schedule 13G discloses that FMR had sole voting power as to 6,439,372 shares and that Mr. and Ms. Johnson did not have sole voting power as to any shares. The Schedule 13G also discloses that FMR and Mr. and Ms. Johnson had sole dispositive power as to all shares and no shared voting or dispositive power. The Schedule 13G states that Mr. and Ms. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G indicates that 72,479,625 shares are beneficially owned by Fidelity as a result of acting as an investment adviser to several investment companies (Funds). Mr. Johnson, FMR, through its control of Fidelity, and the Funds each had sole dispositive power as to all such shares. Neither Mr. Johnson nor FMR had sole voting power as to such shares, as such power resides with the Fund’s Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G also indicates that 3,965,047 shares are beneficially owned by Fidelity Management Trust Company (Fidelity Trust), a wholly owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR, through its control of Fidelity Trust, each had sole dispositive power as to all such shares and sole voting power as to 3,706,747 shares. The Schedule 13G indicates that 2,706,884 shares are beneficially owned by Fidelity International Limited (FIL), an entity independent of FMR. Mr. Johnson is Chairman of FIL, and approximately 40% of the voting power of FIL is held by a partnership controlled by him and family members. FIL had sole voting and dispositive power as to all such shares. FMR and FIL are of the view that they are not required to attribute to each other shares beneficially owned by the other corporation.

Executive compensation

Compensation Committee report on executive compensation.

Compensation governance.    The Compensation Committee is responsible to Morgan Stanley’s Board of Directors and to shareholders for approving compensation awarded to all members of the Company’s Management Committee. The Committee operates under a written charter adopted by the Board. We also authorize all awards under Morgan Stanley’s equity-based employee compensation plans.

Compensation policies.    Our fundamental policy is to link closely our Management Committee’s compensation with the achievement of annual and long-term performance goals. We award compensation based upon Company, business unit and individual performance in a manner that motivates our Management Committee members to achieve strategic business objectives. We provide total compensation comparable to that of Morgan Stanley’s competitors, thereby enabling Morgan Stanley to attract and retain employees critical to its long-term success and the creation of shareholder value. We also include a significant equity component in total compensation because we believe that equity-based compensation aligns the long-term interests of employees with those of shareholders.

We consider several factors in awarding compensation. We assess Morgan Stanley’s results, compare them to estimates of competitors’ results and receive input and estimates from external sources regarding the competitive marketplace for the talents and skills of Morgan Stanley’s employees. We utilize both quantitative and qualitative factors when determining total compensation for Management Committee members and when awarding equity-based compensation to employees. Quantitative factors include, among others, absolute levels of, and year-to-year changes in, return on equity (ROE), net revenues, net income, profit before taxes, earnings per share, book value per share, market share and several key business drivers. Qualitative factors include achievement of pre-established performance goals and subjective assessments of individual performances. We utilize ROE as a key measure of corporate performance, both on an absolute basis and compared to estimates of our competitors’ performance. We also review the ratios of compensation to net revenues and compensation to pre-compensation profit before taxes. We review survey data regarding competitors for purposes of monitoring Management Committee compensation levels in relation to similar jobs in the marketplace. We engaged Towers Perrin, an independent consulting firm, to assist us and to obtain independent analysis and insights on the compensation practices in our industry. We considered all these factors, but determined total compensation based upon a more subjective process, focusing primarily on Company and business unit financial performance, on an absolute and comparative basis, individual performance and expected market compensation.

Our policy is to maximize the tax deductibility of compensation payments to Management Committee members under Section 162(m) of the Internal Revenue Code and the regulations thereunder (Section 162(m)). Our shareholders have approved our incentive plans designed and administered to qualify compensation awarded thereunder as “performance-based.” We may, however, authorize payments to Management Committee members that may not be fully deductible if we believe such payments are in our shareholders’ interests.

Compensation program.    Our Management Committee members receive annual compensation (excluding employee benefits) composed of base salary and incentive compensation consisting of a cash bonus and equity-based awards (restricted stock units and stock options). Base salary and incentive compensation constitute a Management Committee member’s “Total Reward.” In general, the greater the Total Reward, the greater the percentage of the total that is awarded in the form of long-term, equity-based compensation.

1.    Base salaries.    Management Committee members receive a relatively small portion of their overall compensation as base salary. We consider individual experience, responsibilities and tenure when determining base salaries. Base salaries are generally in the range of median base salaries paid by certain key competitors included in the group of Financial Services Companies identified below to employees having duties and responsibilities comparable to those of our Management Committee members.

2.    Incentive compensation.    Our Management Committee members’ Total Reward is heavily weighted toward performance-based, incentive compensation. Their annual incentive compensation varies by Company, business unit and individual performance. We believe this links their compensation with Company, business unit and individual performance, and is consistent with our compensation policies discussed above. Generally, a portion of the annual incentive compensation is paid in cash, and a significant portion is paid in equity. The value of equity awards cannot be realized immediately and depends upon the future market value of Morgan Stanley’s stock. We believe that equity-based compensation provides a continuing incentive to Management Committee members to foster Morgan Stanley’s success long after we award the compensation and aligns their interests with those of shareholders.

Compensation for fiscal 2002.    We analyzed several different factors when awarding incentive compensation for fiscal 2002. We:

•	considered Morgan Stanley’s ROE on an absolute and comparative basis;

•	reviewed Morgan Stanley’s achievements and financial performance for fiscal 2002 and individual and business unit performance;

•	compared Morgan Stanley’s and its business units’ financial performance in fiscal 2002 to the estimated financial performance of most Financial Services Companies and key competitors included in the group and certain other competitors; and

•	considered the estimated compensation levels of executives of the Financial Services Companies and other competitors.

These factors were not, however, the sole items we considered, and we did not target Total Rewards to fall at any particular point within a range established by a comparison of the financial performance of, or compensation levels of, the Financial Services Companies or the other competitors operating in the same or similar businesses as the Company. For purposes of this report, the term “Financial Services Companies” means the following companies (or subdivisions thereof): Alliance Capital Management; American Express Company; The Bear Stearns Companies Inc.; Capital One Financial Corporation; Citigroup Inc.; Credit Suisse Group; Deutsche Bank AG; The Goldman Sachs Group, Inc.; J.P. Morgan Chase & Co.; Lehman Brothers Holdings Inc.; MBNA Corporation; Merrill Lynch & Co., Inc.; MFS Investment Management; PIMCO Advisors; Providian Financial Corporation; Prudential Financial, Inc.; Putnam Investments; T. Rowe Price Group, Inc. and UBS AG.

We believe Morgan Stanley performed well in very challenging market conditions that continued to deteriorate during the year. The global markets for mergers and acquisitions and equity new issuances were down significantly. Retail participation and flows into equity mutual funds continued to decrease sharply. Morgan Stanley’s Credit Services business, however, performed very well as higher non-interest revenues offset consumer credit weaknesses. ROE was approximately 14%, an acceptable return for tough conditions and with long-term interest rates at 4%.

Our relative financial performance was very good with margins and return on capital at or near the highest of our key competitors. Market share results were mixed this year. Our largest business, sales and trading, continued to show good momentum. For Credit Services and the Individual Investor Group, market share was largely unchanged. In Investment Management and Investment Banking, we experienced a decline in market share.

We certified in accordance with Section 162(m) that Morgan Stanley’s financial results for fiscal 2002 satisfied the performance criteria set in accordance with Section 162(m) for fiscal 2002. After an analysis of the considerations set forth above, we awarded above-base incentive compensation to the Management Committee members for fiscal 2002 that was equal to or below the maximum amount yielded by the application of the compensation formula contained in the performance criteria. We awarded incentive compensation to the Management Committee members, partly in cash and partly in the form of long-term equity components

(restricted stock units and options). We awarded an average of approximately 39% of each Management Committee member’s Total Reward in long-term equity. We ascribed value to restricted stock units based on a 25% discount from the fair market value of the common stock to compensate for the vesting characteristics and the significant restrictions on disposition of these units. Accordingly, the value we ascribed to such units differs from the amounts reported in the summary compensation table under the column headed “Restricted Stock Awards” because the amounts contained in the table are based on the fair market value of the common stock on the grant date without any discount. We valued stock option awards based upon a ratio of three options per share of Morgan Stanley’s common stock (2.25:1 with a 25% discount). The ratio is based upon Morgan Stanley’s historical practices and is competitive with Morgan Stanley’s key competitors’ compensation practices.

CEO compensation for fiscal 2002.    The CEO’s salary is based on the criteria described in this report. Based upon competitive data, we did not increase the CEO’s salary for fiscal 2002.

We determined incentive compensation for Mr. Purcell in accordance with the policies described above relating to all Management Committee members based on substantially the same factors and Section 162(m) performance criteria as for the other Management Committee members. Based on his individual and Morgan Stanley’s performance, Mr. Purcell’s Total Reward was $11,000,000, consisting of the following components:

Base Salary	Cash Bonus	72,254 Restricted Units	162,572 Stock Options	Total
$775,000	$5,612,500	$2,306,250	$2,306,250	$11,000,000

Mr. Purcell’s compensation was down over 26% compared to fiscal 2001 and 56% compared to fiscal 2000. The equity-based awards contain the terms and conditions discussed in the following tables. Approximately 42% of Mr. Purcell’s fiscal 2002 compensation is tied to the performance of Morgan Stanley’s common stock. Mr. Purcell’s compensation reflects Morgan Stanley’s financial performance and his individual leadership through a very challenging year.

Conclusion.    Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of Management Committee members and other key employees with those of shareholders. We believe that Morgan Stanley’s fiscal 2002 compensation program met these objectives.

Respectfully submitted,

Charles F. Knight, Chair

Robert P. Bauman

Edward A. Brennan

C. Robert Kidder

Miles L. Marsh

Summary compensation table.    The following table contains information with respect to the CEO and the four other most highly compensated executive officers. The aggregate compensation paid to the five most highly compensated officers for fiscal 2002 decreased approximately 26% from fiscal 2001, and approximately 50% from fiscal 2000, in each case paid to that year’s five most highly compensated officers employed at fiscal year end. The average compensation paid to Management Committee members for fiscal 2002 decreased approximately 19% from fiscal 2001, and approximately 42% from fiscal 2000.

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Awards ($)(2)	Securities Underlying Options (#)		All Other Compensation ($)(3)

Philip J. Purcell	2002	775,000	5,612,500	—		3,063,570	162,572	(5)	14,590
Chairman of the Board	2001	775,000	7,612,500	—		4,410,193	173,934	(5)	19,690
and CEO	2000	775,000	12,612,500	113,178	(4)	8,531,064	266,596	(5)	27,000
							313,772	(6)

							580,368

Robert G. Scott	2002	550,000	5,475,000	—		2,972,240	157,726	(5)	14,590
President and COO							284,189	(6)

							441,915
	2001	474,658	7,262,671	—		4,176,858	164,732	(5)	19,690
	2000	300,000	6,600,000	—		4,114,008	128,563	(5)	27,000

Vikram S. Pandit	2002	425,000	5,287,500	—		2,847,711	151,117	(5)	14,590
Co-President and COO of	2001	425,000	7,037,500	—		4,026,703	158,809	(5)	19,690
Institutional Securities Group	2000	300,000	10,350,000	—		6,868,944	214,654	(5)	27,000

Stephan F. Newhouse	2002	425,000	5,287,500	247,575	(7)	2,847,711	151,117	(5)	14,590
Co-President and COO of	2001	425,000	7,037,500	245,470	(7)	4,026,703	158,809	(5)	19,690
Institutional Securities Group	2000	300,000	6,350,000	—		3,930,336	122,823	(5)	27,000

John P. Havens	2002	300,000	4,725,000	—		2,474,082	131,291	(5)	14,590
Head of Worldwide	2001	300,000	6,350,000	—		3,568,135	140,725	(5)	19,690
Institutional Equity Division	2000	259,153	8,370,423	—		5,414,616	169,208	(5)	27,000

(1) Includes amounts contributed to various Morgan Stanley deferred compensation plans.

(2) The market value of the common stock underlying restricted stock units (RSUs) using the closing price per share of common stock on the applicable grant date, as reported on the New York Stock Exchange Composite Transaction Tape, and without recognizing any diminution in value attributable to the restrictions on RSUs. Fiscal 2002 RSUs were granted on December 5, 2002 (the closing price on that date was $42.40) and vest on January 2, 2005. Fiscal 2001 RSUs were granted on December 6, 2001 (the closing price on that date was $57.05) and vest on January 2, 2004. Fiscal 2000 RSUs were granted on December 5, 2000 (the closing price on that date was $72.00) and vested on January 2, 2003. All such RSUs are subject to earlier vesting upon termination of employment without cause or upon a change of control of Morgan Stanley and receive dividend equivalents at the same rate that dividends are paid on shares of common stock. These RSUs are neither transferable nor generally distributed in the form of shares of common stock for five years after the grant date and are subject to cancellation in certain circumstances. The following lists the number of RSUs awarded in each applicable year and the total number and value of RSUs held as of fiscal 2002 year end (including fiscal 2002 grant). The value ascribed to RSUs in this table differs from the value ascribed to them by the Compensation Committee. See the Compensation Committee report on executive compensation, beginning on page 10.

	Number of RSUs awarded for performance in			Total RSUs held as of 11/30/02 (including fiscal 2002 grant)
Named Executive Officer	Fiscal 2002	Fiscal 2001	Fiscal 2000	Number Held	Market Value
Philip J. Purcell	72,254	77,304	118,487	578,887	$26,188,834
Robert G. Scott	70,100	73,214	57,139	933,227	$42,219,189
Vikram S. Pandit	67,163	70,582	95,402	1,172,945	$53,064,032
Stephan F. Newhouse	67,163	70,582	54,588	607,129	$27,466,516
John P. Havens	58,351	62,544	75,203	806,200	$36,472,488

(3) Amounts allocated under the DPSP/START Plan and the ESOP. For fiscal 2002, Morgan Stanley allocated 8.2% and 91.8% to the DPSP/START Plan and ESOP, respectively. For fiscal 2001, Morgan Stanley allocated 31.9% and 68.1% to the DPSP/START Plan and ESOP, respectively. For fiscal 2000, Morgan Stanley allocated 50.4% and 49.6% to the DPSP/START Plan and ESOP, respectively.

(4) Includes $101,667 reflecting personal use of Company aircraft as required by Company policy.

(5) Awards of stock options for services in the fiscal year shown. These options have restoration option rights (RORs) that are described in footnote 1 of the following table.

(6) Restoration Options granted upon exercise of RORs.

(7) Includes payments and reimbursements under Morgan Stanley’s temporary overseas assignment policy, which is applicable to all employees serving on temporary overseas assignment and is designed to eliminate any financial detriment or gain to the employee from the overseas assignment. Includes a housing allowance of approximately $127,719 in fiscal 2001 and $171,727 in fiscal 2002 and tax equalization and reimbursement payments of approximately $77,909 in fiscal 2001.

Option grants in last fiscal year.    The table below describes stock options granted to the Named Executive Officers during fiscal 2002 (including those awarded on December 5, 2002 for service in fiscal 2002).

Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to All Employees in Fiscal Year	Exercise Price Per Share($)	Expiration Date	Grant Date Present Value($)(3)
	Options(1)	Restoration Options(2)

Philip J. Purcell	162,572		0.72	42.5579	1/2/2013	2,306,246
Robert G. Scott	157,726		0.70	42.5579	1/2/2013	2,237,501
		137,723	0.61	46.3800	6/26/2007	1,787,645
		146,466	0.65	45.2100	6/26/2007	1,842,542
Vikram S. Pandit	151,117		0.67	42.5579	1/2/2013	2,143,746
Stephan F. Newhouse	151,117		0.67	42.5579	1/2/2013	2,143,746
John P. Havens	131,291		0.58	42.5579	1/2/2013	1,862,494

(1) Awards under the 1995 Equity Incentive Compensation Plan for services performed in fiscal 2002. The Compensation Committee approved the grant on December 5, 2002, with an exercise price equal to the volume weighted average price of our common stock on that date. These options vest and become exercisable on January 2, 2005, are not transferable and are subject to forfeiture under certain circumstances. Shares of common stock acquired upon the exercise of such options generally may not be transferred or sold until January 2, 2008. Upon a change of control of the Company or the recipient’s termination of employment without cause, these options will vest and become exercisable, and the shares of common stock acquired upon exercise of the options will no longer be subject to transfer restrictions.

These options have RORs. RORs entitle the grantee, upon exercise of the option while the grantee is an employee of the Company and upon tendering shares of common stock to the Company to pay the option exercise price, to a Restoration Option to acquire the number of shares of common stock equal to the number of shares of common stock tendered to pay the exercise price or taxes upon the exercise of the option, at a per share price equal to the volume weighted average price of our common stock on the option’s exercise date. RORs do not increase the option holder’s net equity position. Instead, RORs preserve the holder’s commitment to the Company by maintaining the holder’s net equity position—the sum of shares owned and shares subject to option.

(2) Restoration Options granted upon the exercise of RORs. Each Restoration Option is vested upon grant and has the same expiration date and transfer restrictions as its underlying option. 137,723 Restoration Options were granted to Mr. Scott on August 19, 2002 and 146,466 on August 22, 2002.

(3) The Compensation Committee valued the options referenced in footnote 1 by dividing the option exercise price by three. This value, multiplied by the number of options set forth under the caption “Options,” equals the grant date present value. The 3-to-1 ratio is based on the Company’s historical practices and is comparable with the practices of its major competitors. If an option were valued using an option pricing model such as Black-Scholes, the option’s value would depend upon the assumptions used. For example, employing a modified Black-Scholes model, the values could range from $11.70 per option (assuming the option was exercised at the end of five years) to $15.18 per option (assuming the option was exercised at the end of the option term). Each of the foregoing values assumes: (i) a stock price volatility of 46.17%; (ii) a risk-free rate of return that was the implied rate on the grant date of a zero coupon U.S. Treasury STRIPS having a remaining term approximately equal to the assumed term of the subject option; and (iii) the Company’s estimated annualized dividend yield on the grant date was constant over the life of the option. In addition, for each of these valuations, a discount of 25% was applied to reflect the transfer restrictions on the underlying common stock. Options described in footnote 2 are valued using the modified Black-Scholes model, employing the assumptions and discount utilized in reaching the per option valuation of $15.18 as described above. The values are hypothetical and there is no assurance that such values will be realized. The actual value, if any, realized on the stock options will depend on the future price of the common stock.

Aggregated option exercises in last fiscal year and fiscal year-end option values.    The following table contains the aggregate number of shares of common stock underlying stock options exercised in fiscal 2002 and the number of shares underlying stock options held by each Named Executive Officer as of November 30, 2002 (including those awarded on December 5, 2002 for service in fiscal 2002).

	Shares Acquired on Exercise(#)(1)	Value Realized($)(2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(3)		Value of Unexercised In-the- Money Options at Fiscal Year-End($)(4)
Name			Exercisable(5)	Unexercisable	Exercisable(5)	Unexercisable

Philip J. Purcell	450,000	14,214,665	2,739,892	405,800	26,557,410	—
Robert G. Scott	562,608	12,565,413	1,082,020	371,448	12,902,716	524,208
Vikram S. Pandit	—	—	1,436,788	377,326	25,474,372	723,453
Stephan F. Newhouse	—	—	446,191	339,696	5,045,135	297,860
John P. Havens	—	—	926,950	333,544	19,454,940	1,361,459

(1) The number of shares underlying options exercised in fiscal 2002 by the Named Executive Officers. The actual number of shares Messrs. Purcell and Scott received from options each exercised in fiscal 2002 (net of shares tendered to cover the exercise price and withheld to pay income tax) was 287,108 and 179,478, respectively.

(2) The difference between the market price of the common stock on the exercise date and the option exercise price multiplied by the number of shares acquired upon exercise.

(3) The Company has no stock appreciation rights outstanding. The shares of common stock that would be acquired upon exercising certain of these options are subject to transfer restrictions.

(4) The value of unexercised, in-the-money options is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options multiplied by the difference between $42.5579, the volume weighted average price of our common stock on December 5, 2002, and the exercise prices of all such options.

The actual value, if any, realized on the options will depend on the difference between the market price of the common stock on the exercise date and the option exercise price.

(5) Includes options that vested and became exercisable on January 2, 2003.

Pension plans.    The paragraphs below discuss the amounts the Company estimates it will pay to each of the Named Executive Officers in annual benefits upon retirement.

Mr. Purcell participates in several defined benefit pension plans, including some unfunded executive plans, which collectively provide a benefit of approximately $1,451,000 per year for life upon retirement at age 65 with 30 years of service, proportionately adjusted for less (or more) service on account of earlier (or later) retirement. As of November 30, 2002, Mr. Purcell was credited with 24 years of benefit service (rounded to the nearest whole year). The overall benefit is developed from a formula which generally disregards pay increases, but recognizes service after 1994. The amount estimated above is (1) before applicable deductions relating to benefits from retirement plans of Sears, Roebuck and Co. and (2) not subject to deductions for Social Security or other offset amounts.

Messrs. Scott, Pandit, Newhouse and Havens participate in defined benefit pension plans intended to qualify under Section 401(a) of the Internal Revenue Code, and other plans that are nonqualified, unfunded plans for certain key executives. The compensation of each executive for purposes of determining benefits under the plans during fiscal 2002 is the amount reported as base salary in the summary compensation table. As of November 30, 2002, the credited years of service (rounded to the nearest whole year) under the plans for Messrs. Scott, Pandit, Newhouse, and Havens were 32, 20, 24, and 16 years, respectively. The estimates in the table below assume that the executive will participate in all of the applicable Company retirement plans and remains in service with the Company until retirement at age 65. The amounts shown in the table are not subject to deductions for Social Security or other offset amounts.

Estimated Annual Retirement Benefits

(payable as a single-life annuity)

Final Average Compensation	Credited Years of Service

	5	10	15	20	25	30	35

$ 200,000	$40,000	$60,000	$80,000	$100,000	$100,000	$110,000	$120,000
300,000	60,000	90,000	120,000	140,000	140,000	140,000	152,668
400,000	80,000	120,000	140,000	140,000	146,549	175,858	205,168
500,000	100,000	140,000	140,000	147,239	184,049	220,858	257,668
600,000	120,000	140,000	140,000	177,239	221,549	265,858	310,168
700,000	140,000	140,000	155,429	207,239	259,049	310,858	362,668
800,000	140,000	140,000	177,929	237,239	296,549	355,858	415,168
900,000	140,000	140,000	200,429	267,239	334,049	400,858	467,668
1,000,000	140,000	148,619	222,929	297,239	371,549	445,858	520,168

Stock performance graph.    The following graph compares the cumulative total shareholder return (rounded to the nearest whole dollar) of our common stock, the S&P 500 Stock Index and the S&P 500 Diversified Financials Index for our last five fiscal years. The graph assumes a $100 investment at the closing price on November 28, 1997 and reinvestment of dividends on the date of payment without commissions. This table does not forecast future performance of our common stock. In past years, we included the S&P Financial-Misc. Index. As of December 31, 2001, S&P discontinued the Financial-Misc. Index. Accordingly, we selected the S&P 500 Diversified Financials Index as a replacement published industry index representative of the industry.

MWD

S&P 500

S5DIVF

November 97	$100.00	$100.00	$100.00
November 98	$129.65	$123.66	$128.63
November 99	$226.88	$149.50	$164.90
November 00	$240.87	$143.19	$198.99
November 01	$214.10	$125.70	$183.43
November 02	$178.15	$104.95	$159.19

   Item 2—Ratification of appointment of Morgan Stanley’s independent auditors

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors for the 2003 fiscal year, and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for fiscal 2003 and perform other services.

Audit fees.    The aggregate fees for professional services rendered by Deloitte & Touche in connection with their audit of our consolidated financial statements and reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q and in connection with statutory and regulatory filings for fiscal 2002 and 2001 were approximately $17.7 and $15.0 million, respectively.

Audit-related fees.    The aggregate fees for assurance and related services rendered by Deloitte & Touche that were reasonably related to their audit of our consolidated financial statements and reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2002 and 2001 were approximately $4.3 and $7.4 million, respectively. The services related to audits of employee benefit plans, agreed-upon procedures, data verification and agreed-upon procedures related to asset securitizations, and regulatory matters.

Tax fees.     The aggregate fees for tax compliance, tax advice and tax planning services rendered by Deloitte & Touche for fiscal 2002 and 2001 were approximately $3.0 and $2.2 million, respectively. The services related to assistance in tax audits, transfer pricing studies and tax compliance.

All other fees.    The aggregate fees for all other services rendered by Deloitte & Touche for fiscal 2002 and 2001 were approximately $1.3 and $21.0 million, respectively. The services related to assistance in project management for future business applications and improving business and operational processes. Included in the amounts above are fees for fiscal 2002 and 2001 of approximately $0.1 million and $0.3 million, respectively, related to financial information systems design and implementation.

Fund-related fees.    Morgan Stanley offers investment products, including money market, equity and fixed income funds and commodity pools (Funds). Deloitte & Touche provides audit, audit-related and tax services to certain of these Funds. The fees received by Deloitte & Touche for such services in fiscal 2002 were approximately $5.9 million (audit), $0.3 million (audit-related) and $1.7 million (tax). The fees received in fiscal 2001 were approximately $6.1 million (audit), $0.3 million (audit-related) and $1.4 million (tax). Most of the Funds have audit committees, comprised solely of directors who are independent of Morgan Stanley and are not on Morgan Stanley’s Board of Directors. Such audit committees are responsible for, among other things, the selection of the Funds’ audit firms. Of the Fund-related fees described above, those paid in fiscal 2002 by Funds that have independent audit committees were $4.6 million (audit), $0.3 million (audit-related) and $0.8 million (tax).

A Deloitte & Touche representative will attend the annual meeting to answer your questions and will have the opportunity to make a statement. If the shareholders do not ratify the appointment, the Audit Committee will reconsider it.

The Board recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as Morgan Stanley’s independent auditors. Proxies solicited by the Board of Directors will be voted “FOR” this ratification unless otherwise instructed.

Audit Committee report.    The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal controls and the qualifications, independence and performance of its internal and independent auditors. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditors. The Committee is composed of five independent, non-employee directors and operates under a written charter adopted by the Board (a copy of which is attached to this proxy statement). The Board has determined that each Committee member is independent as defined by NYSE listing standards currently in effect.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We held seven meetings during fiscal 2002. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. We discussed with the Company’s internal auditors and Deloitte & Touche the overall scope and plans for their respective audits. We met with the internal auditors and Deloitte & Touche, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended November 30, 2002 with management, the internal auditors and Deloitte & Touche. We also discussed with management and

Deloitte & Touche the process used to support certifications by the Company’s Chief Executive Officer and Chief

Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission.

We also discussed with Deloitte & Touche matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Deloitte & Touche also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with them their independence from the Company. When considering Deloitte & Touche’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements and reviews of the Company’s condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2002 be included in the Company’s Annual Report on Form 10-K. We have also selected Deloitte & Touche as the Company’s independent auditors for the fiscal year ended November 30, 2003 and have presented the selection to the shareholders for ratification.

Respectfully submitted,

Edward A. Brennan, Chair

John E. Jacob

C. Robert Kidder

John W. Madigan

Laura D’Andrea Tyson

   Item 3—Shareholder proposal

Morgan Stanley has set forth below a shareholder proposal and its supporting statement for which the Board of Directors and Morgan Stanley accept no responsibility. The Board’s recommendation immediately follows. The proposal may be voted on at the annual meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative.

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. NW, Suite 215, Washington D.C. 20037, owner of 200 shares of common stock, has notified Morgan Stanley that she intends to present the following proposal and related supporting statement at the annual meeting:

Resolved:    That the stockholders of Morgan Stanley Dean Witter recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

Reasons:    The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. MSDW is a USA Corporation yet met in London last year. Annual election of directors might prevent a future ridiculous location for the annual meeting. Last year the owners of 485,009,001 shares, representing approximately 63% of shares voting voted for this proposal. If you AGREE, please mark your proxy FOR this resolution.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL.    At our 1999 and 2000 shareholders meetings, shareholder proposals to eliminate the stagger system failed to secure the support of a majority of shares voted. At our 2002 shareholders meeting, such a proposal was supported by a majority of shares voted. The voting pattern was mixed. While institutional shareholders supported the proposal, our more numerous individual shareholders opposed it. If a handful of our largest institutional shareholders had not supported the proposal, it would not have been approved.

During 2002, our Board focused on whether the stagger system was still in the best interest of our shareholders. Our Board considered arguments for and against the stagger system, including benefits of the stagger system that are particularly helpful for a complex financial services firm like our Company. Our Board continues to believe that the stagger system is in the best interest of our Company and our shareholders, and opposes this proposal for the following reasons.

•	Prior shareholder approval. Prior to their 1997 merger, neither Morgan Stanley Group nor Dean Witter Discover had a stagger system. Each company’s board of directors determined that a stagger system would be in the best interest of the merged company. Accordingly, as submitted to shareholders for approval, the merger proposal provided that the merged company would have a stagger system. The merger proposed was approved by each company’s shareholders, with the result that our Company has had a stagger system since May 31, 1997.

•	Value protection. If our Company faces a coercive takeover attempt, the stagger system can benefit shareholders. It does not prevent a takeover, but it helps ensure that the Board will have sufficient time to evaluate proposals, consider alternatives and act in the best interest of our Company and our shareholders. It also encourages potential acquirers to negotiate. Outsiders cannot abruptly change our Board composition without our Board’s support.

•	Continuity and stability. Staggered elections can facilitate continuity. They can contribute to the stability of leadership and strategy. They provide that a majority of our directors always will have prior experience on our Board and be familiar with our complex, global business. They also enable new directors to learn from continuing directors. The continuity and stability that result from staggered elections foster effective long-term planning and help create long-term value for our shareholders. If all directors were elected annually, a majority could be replaced each year, resulting in directors being unfamiliar with our Company. This could jeopardize, based on misplaced short-term objectives, our strategies and the long-term interests of our Company and our shareholders.

•	Relationships. The continuity and stability fostered by the stagger system can be especially important to financial services firms. Strong client relationships are central to our Company’s strategy. A threat of a sudden change in control, absent such system, could prompt employees, our key asset, to leave. This could damage client relationships.

•	Independence. Electing directors to three-year, not one-year, terms can enhance the independence of non-management directors. The longer term reduces management’s ability to pressure directors.

•	Accountability. Three-year terms do not reduce the accountability of directors to shareholders. Directors have the same fiduciary duties to shareholders regardless of the length of their term.

•	Shareholders’ interest. Our directors are also shareholders and share our shareholders’ interests. In addition, our director compensation program further aligns each director’s interests with shareholder interests. A substantial portion of each director’s compensation is paid in our common stock and stock options, and this provides a continuing incentive to increase shareholder value and to promote Morgan Stanley’s long-term success.

•	Recognition. Commentators, well-respected major corporations and a leading independent institutional investor have recognized the stagger system’s benefits and concluded that the system can provide legitimate benefits to the board.

Our Board of Directors recommends you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless otherwise instructed.

Other matters

Rights Agreement Committee report.    The Company’s Board of Directors adopted a Shareholder Rights Plan in 1995. In response to a shareholder proposal by Emil Rossi last year, the Company adopted a TIDE (Three-Year Independent Director Evaluation) for the Company’s Shareholder Rights Plan. The TIDE calls for a committee of independent directors of the Company to meet every three years to evaluate the Shareholder Rights Plan, considering all appropriate factors, including factors that both companies and institutional investors consider important.

In 2002, the Company’s Board of Directors established a Rights Agreement Committee, comprised of Michael A. Miles, Chair, Robert P. Bauman and Edward A. Brennan, all of whom are independent directors of the Company. The Rights Agreement Committee held three meetings and reviewed and considered materials reflecting arguments for and against the retention of shareholder rights plans in general and the Company’s Shareholder Rights Plan in particular. It consulted with financial advisors and outside corporate counsel.

Based upon its review and deliberations, the Rights Agreement Committee believes that the Shareholder Rights Plan protects the Company’s shareholders against unsolicited attempts to gain control of the Company that do not provide fair value to all shareholders and enables the Board of Directors to better protect and further the interests of the Company’s shareholders in the event of an acquisition proposal. The Shareholder Rights Plan will not prevent any takeover proposal that the Board of Directors determines is in the best interests of the Company’s shareholders. Accordingly, the Rights Agreement Committee concluded that the Shareholder Rights Plan continues to be in the best interests of the shareholders of the Company and is not recommending any changes or modifications to the Shareholder Rights Plan at this time. The Shareholder Rights Plan will expire in April 2005. Prior to that time, the Board of Directors may consider further whether a shareholder rights plan is in the best interest of the Company’s shareholders.

Shareholder voting on whether or not to maintain a shareholder rights plan typically has been mixed. Proposals to redeem rights issued under such plans generally have been opposed by retail investors and supported by institutional investors. The vote of a handful of large institutional investors may significantly impact the ultimate tally. Based on the Rights Agreement Committee’s conclusion that the Shareholder Rights Plan continues to be in the best interests of the shareholders of the Company at this time, the Committee is not recommending that the Company conduct a shareholder vote on whether or not to maintain the Shareholder Rights Plan at this time.

Respectfully submitted,

Michael A. Miles, Chair

Robert P. Bauman

Edward A. Brennan

Certain transactions.    During fiscal 2002, our subsidiaries extended credit in the ordinary course of business to certain of our directors, officers and employees and members of their immediate families. These extensions of credit were in connection with margin loans, mortgage loans, credit cards, revolving lines of credit and other extensions of credit by our subsidiaries. The extensions of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons. The extensions did not involve more than the normal risk of collectibility or present other unfavorable features. Officers and employees of our securities and investment management businesses (and members of their immediate families living in the same household) who wish to purchase securities in brokerage transactions are generally required by firm policy to do so through MS&Co. or MSDWI. These subsidiaries may offer them discounts on their standard commission rates. MS&Co. and MSDWI also, from time to time and in the ordinary course of their business, enter into transactions on a principal basis involving the purchase or sale of securities and derivative products in which our directors, officers and employees and members of their immediate families have an interest. These purchases and sales may be made at a discount from the dealer mark-up or mark-down, as the case may be, charged to non-affiliated third parties. In addition, we may, pursuant to stock repurchase authorizations in effect from time to time, repurchase or acquire shares of common stock in the open market or in privately negotiated transactions, which may include transactions with directors, executive officers and employees. These transactions are in the ordinary course of business and at prevailing market prices.

We may also, from time to time, make advances and loans to certain of our directors, officers and employees in connection with housing, relocation and other expenses. Such advances are against commissions and other compensation that would otherwise be payable to these individuals in the ordinary course of business. In some instances, we do not charge interest on such advances and loans. On June 14, 2001 we issued a guarantee in the amount of $2,500,000 to an unaffiliated lender to secure a personal loan from such lender to Tarek Abdel-Meguid, one of our executive officers. The guarantee has not been drawn upon.

Morgan Stanley offers mortgage products to the public and provides its employees and certain individuals a discount on select mortgage loan origination fees. Since December 1, 2001, the Company extended credit in the ordinary course of business to three executive officers and to three immediate family members of an executive officer, and each received the discount. The Company sold all of these loans (except for a credit line that was paid off and terminated during fiscal 2002) in the ordinary course of business to unaffiliated third parties before the end of fiscal 2002. The information below covers the period before each loan was sold and the credit line terminated. Donald G. Kempf, Jr. had two mortgage loans bearing interest at 3.625% and 3.375% and a credit line bearing interest at 4.75%; the aggregate of the greatest amount outstanding on these loans and credit line was $2,968,186. Roger C. Hochschild and Stephen S. Crawford each had a mortgage loan bearing interest at 3.75% and 3.875%, respectively; the greatest amount outstanding for each of these loans was $2 million and $1 million, respectively. Michael, Peter and Paul Purcell, sons of Philip J. Purcell, each had a mortgage loan bearing interest at 4.0%, 3.625% and 3.875%, respectively; the greatest amount outstanding on these loans was $307,400, $312,000 and $418,400, respectively. These transactions did not involve more than the normal risk of collectability or present other unfavorable features, and were on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons.

During fiscal 2002, we engaged in transactions in the ordinary course of business with each of State Street Bank and Trust Company, FMR Corp. and certain of their respective affiliates. Each of State Street and FMR Corp. beneficially owned more than 5% of the outstanding shares of Morgan Stanley common stock as of December 31, 2002. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. We also perform, in the ordinary course of business, investment banking, financial advisory, retail brokerage and other services for our directors or entities with which they are affiliated.

Other business.    We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement, except that a shareholder informed us that he intends to present a proposal at the meeting that requests that the Board adopt a policy to correct injustices committed by our employees against clients, current or former employees or the public. If this proposal is properly brought before the meeting, holders of proxies solicited by the Board of Directors will use their discretionary authority to vote against it. If other matters are properly brought before the meeting, the proxy holders will vote on such matters according to their judgment.

Shareholder proposals for the 2004 annual meeting.    Under Securities and Exchange Commission rules, shareholders intending to present a proposal at the 2004 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Donald G. Kempf, Jr., Secretary, 1585 Broadway, New York, New York 10036. We must receive the proposal no later than November 4, 2003.

Shareholders intending to present a proposal at the 2004 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, Morgan Stanley must receive notice of such a proposal or nomination for the 2004 annual meeting no earlier than December 13, 2003 and no later than January 12, 2004. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Cost of soliciting your proxy.    We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, and D.F. King & Co., Inc. may solicit your proxy by telephone or other means of communication. We will pay D.F. King a fee not exceeding $85,000, plus expenses. We will also reimburse brokers, including MS&Co., MSDWI and other nominees, for costs they incur mailing proxy materials.

Shareholders sharing an address.    In accordance with notices sent to shareholders sharing a single address, we are sending only one summary annual report, Form 10-K and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the summary annual report, Form 10-K or proxy statement as follows:

•	Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a householded address wanting to request delivery of a copy of the summary annual report, Form 10-K or proxy statement, should contact our transfer agent, Mellon Investor Services, at 1-800-622-2393 (U.S.), (201) 329-8660 (outside the U.S.) or www.melloninvestor.com, or may write to them at P.O. Box 3315, South Hackensack, NJ 07606-1915.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any householded shareholder may request prompt delivery of a copy of the summary annual report, Form 10-K or proxy statement by contacting us at (212) 762-8131 or may write to us at Investor Relations, 1585 Broadway, New York, NY 10036.

Electronic access to annual meeting materials.    This proxy statement, the summary annual report and Form 10-K are available on our website at www.morganstanley.com/about/ir/sec.html. You can save Morgan Stanley postage and printing expense by consenting to access these documents over the internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may sign up for this service while voting or through Investor ServiceDirect at www.melloninvestor.com. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and internet access charges, for which you will be responsible.

Morgan Stanley

Charter of the Audit Committee of the Board of Directors

Purpose

The Committee is appointed by the Board of Directors to assist the Board in monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal controls and the qualifications, independence and performance of the Company’s internal and independent auditor.

It is the responsibility of the Company’s management to prepare consolidated financial statements that are complete and accurate and in accordance with generally accepted accounting principles, and it is the responsibility of the Company’s independent auditor to audit those financial statements. The Committee’s responsibility in this regard is one of oversight and review. The Committee does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles.

Membership

1.	The Committee shall be comprised of at least three (3) Board members appointed by the Board after considering the recommendation of the Nominating and Governance Committee. Committee members shall serve at the pleasure of the Board and for such term as the Board determines. The Board shall designate one Committee member as the Committee’s chair.

2.	Each Committee member shall have no material relationship with the Company and shall satisfy the independence requirements of the Company, the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”).

3.	Each Committee member shall satisfy the financial literacy requirement of the New York Stock Exchange.

4.	At least one Committee member shall satisfy the experience requirements of the Exchange Act, and the rules and regulations of the Commission.

Operations

1.	The Committee shall hold regular meetings at least four times per year and report to the Board on a regular basis. Meetings shall include any participants the Committee deems appropriate and shall be of sufficient duration and scheduled at such times as the Committee deems appropriate to discharge properly its responsibilities.

2.	The Committee shall meet periodically with management, the independent auditor and the internal auditor in separate executive sessions.

3.	The Committee may form and delegate to one or more subcommittees all or any portion of the Committee’s authority, duties and responsibilities, and may establish such rules as it determines necessary or appropriate to conduct its business.

4.	The Committee shall have direct access to, and complete and open communication with, the Company’s senior management and internal and independent auditor and may obtain advice and assistance from internal legal, accounting or other advisors to assist it. The Committee may retain independent legal, accounting or other advisors to assist it, and may determine compensation for such advisors, and the Company shall be responsible for any costs or expenses so incurred.

Authority, Duties and Responsibilities

The Committee shall:

1.	Have the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor, subject, if applicable, to shareholder ratification. The independent auditor shall report directly to the Committee.

2.	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

3.	Review the results of internal and independent audits and discuss with management and the independent auditor the Company’s annual audited consolidated financial statements and condensed consolidated quarterly and year-to-date financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other matters required by professional auditing standards or under applicable legal, regulatory or New York Stock Exchange requirements.

4.	Regularly review with the independent auditor significant issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; any significant communications between the independent audit team and the independent audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any significant internal control matters.

5.	Review and discuss with the independent auditor and, to the extent appropriate, management, any reports of the independent auditor required by law or professional auditing standards, including reports on: critical accounting policies and practices used in preparing the financial statements; alternative treatments of financial information discussed with management, ramifications of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and other significant written communications between the independent auditor and the management of the Company, such as any management letter issued or proposed to be issued, and a schedule of unadjusted differences, if any.

6.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, and management’s response.

7.	Be responsible for resolution of disagreements between management and the independent auditor regarding financial reporting.

8.	After review, recommend to the Board the acceptance and inclusion of the annual audited consolidated financial statements in the Company’s Annual Report on Form 10-K.

9.	When deemed appropriate, review with the Company’s Chief Legal Officer, or appropriate delegates, legal, disclosure or other matters that may have a material impact on the Company’s consolidated financial statements or on the Company’s compliance policies.

10.	Review or discuss, as and when appropriate: (i) the types of information to be disclosed and the type of presentation to be made in earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, that have been, or will be, issued by the Company, as well as financial information and earnings guidance that have been provided to analysts and rating agencies; (ii) policies regarding risk assessment and risk management, the Company’s primary risk exposures and the steps management has taken to monitor and control such exposures; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s consolidated financial statements.

11.	Review the annual plan and scope of work of the internal and independent auditors.

12.	Discuss, as appropriate, the adequacy of the Company’s internal controls with the internal and independent auditors and senior management, including without limitation reports from the Chief Executive Officer or the Chief Financial Officer regarding deficiencies in the design or operation of internal controls or any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

13.	Obtain a statement from the independent auditor that the audit was conducted in a manner consistent with applicable portions of Section 10A of the Securities Exchange Act of 1934.

14.	Obtain, review and evaluate reports from management with respect to the Company’s policies and procedures regarding compliance with applicable legal and regulatory requirements, and the Company’s Code of Ethics.

15.	Establish procedures for: the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing, or other matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing, or other matters.

16.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any external or employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

17.	Evaluate the independence of the independent auditor by, among other things, ensuring that the independent auditor periodically submits to the Committee a formal written statement delineating all relationships between such auditor and the Company, including any non-audit service permitted under the Exchange Act provided to the Company and the matters set forth in Independence Standards Board Standard No. 1. Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact their objectivity and independence. Provide its conclusions to the Board.

18.	At least annually, obtain, review and evaluate a report by the independent auditor describing that firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken in response to any such issues. Provide its conclusions to the Board.

19.	Annually review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor and assure regular rotation of the lead audit partner and reviewing partner of the independent auditor as required by law. Annually evaluate the appropriateness of rotating the independent audit firm. Provide its conclusions to the Board.

20.	Review disclosures of insider and affiliated party transactions.

21.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

22.	Review the appointment and, when and if appropriate, replacement of the Company’s senior internal auditing executive.

23.	Set the Company’s policies for the hiring of current and former employees of the independent auditor.

24.	Provide the report of the Committee required in the Company’s annual proxy statement.

25.	Annually review and assess its performance and report the results to the Board.

26.	Annually review and assess the adequacy of this charter and, if appropriate, recommend changes to the charter to the Board.

27.	Make such recommendations with respect to any of the above and other matters as the Committee deems necessary or appropriate.

28.	Have such other authority, duties and responsibilities as may be delegated to the Committee by the Board.

The Committee’s authority, duties and responsibilities are discharged through evaluating reports given to the Committee, presentations made to the Committee and other significant financial reporting decisions reported to the Committee by management and by internal and independent auditors.

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS, APRIL 11, 2003

The undersigned hereby appoints Donald G. Kempf, Jr., Stephen S. Crawford and Ronald T. Carman, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2003 Annual Meeting of Shareholders to be held on April 11, 2003, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE MORGAN STANLEY BOARD OF DIRECTORS.

MS 003

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

The Morgan Stanley Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. To elect as directors all nominees listed (except as marked to the contrary below):	☐	☐	☐

01 Philip J. Purcell    02 Robert G. Scott    03 C. Robert Kidder    04 Michael A. Miles

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors	☐	☐	☐

The Morgan Stanley Board of Directors Recommends a Vote “AGAINST” Proposal 3.

	FOR	AGAINST	ABSTAIN
3. Shareholder proposal to declassify the Board of Directors	☐	☐	☐

.

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators,

trustees, guardians and others signing in a representative

capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s capacity.

Dated , 2003	Signature ___________________________________________	Co-Owner (if any) Signature _____________________

MS 003

MORGAN STANLEY 2003 VOTING INSTRUCTION FORM FOR BENEFIT PLAN PARTICIPANTS

I hereby direct the following to vote, in person or by proxy, all of the shares of Morgan Stanley common stock in my account(s) at the 2003 Annual Meeting of Shareholders to be held on April 11, 2003, and at any and all adjournments or postponements thereof, as indicated on the reverse, and, in its (or the proxies’) discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

•	Mellon Bank, N.A., as custodian under the Employee Stock Purchase Plan and Twomont & Co., as nominee, including for the Financial Advisor Productivity Compensation Plan and the Branch Manager Compensation Plan. I understand that (A) I must sign, date and return this card in order for the custodian or nominee to vote or grant proxies with respect to my shares, and (B) if I sign, date and return this card, the custodian or nominee or their proxy intends to vote in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions and in its discretion on all other matters that may properly come before the meeting.

•	Mellon Bank, N.A., as trustee under the Employee Stock Ownership Plan (ESOP) and the Morgan Stanley DPSP/START Plan (DPSP/START). I understand that, unless otherwise required by law, (A) Mellon will vote or grant proxies for all undirected or unallocated ESOP and DPSP/START shares, as applicable, in the same respective proportion as the shares of all ESOP and DPSP/START participants who have timely delivered properly executed voting instructions and (B) Mellon will hold my voting instructions in confidence.

•	State Street Bank and Trust Company, as trustee under a trust agreement (Trust), in connection with the 1988 and 1995 Equity Incentive Compensation Plans and the Employees’ Equity Accumulation Plan. I understand that, subject to the Trust’s terms, (A) if I sign, date and return this card, State Street will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions and (B) State Street will vote or grant proxies with respect to all shares held in the Trust in connection with these plans for which no proper instructions are received (other than pursuant to clause (A)) in the same proportion as the shares held in connection with these plans for which it has received proper instructions.

•	State Street Bank and Trust Company, as trustee under the Trust, in connection with the Directors’ Equity Capital Accumulation Plan. I understand that, subject to the Trust’s terms, (A) I must sign, date and return this card in order for State Street to vote or grant proxies with respect to my shares, and (B) if I sign, date and return this card, State Street or its proxy intends to vote in accordance with the Board of Directors’ recommendations as to each proposal for which I do not give voting instructions and in its discretion on all other matters that may properly come before the meeting.

Voting instructions must be received by 5:00 P.M. (EDT) on April 9, 2003 for shares to be voted in accordance with your instructions.

Notice of 2003 Annual Meeting of Shareholders

Morgan Stanley

2500 Lake Cook Road

Riverwoods, Illinois 60015

April 11, 2003, 9:00 A.M., local time

At the meeting, we plan to:

•	elect four directors to the Board of Directors for a three year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors;

•	consider a shareholder proposal; and

•	transact such other business as may properly come before the meeting.

Please help the Company reduce costs—submit your voting instructions by internet or telephone.

To view or print a copy of our Proxy Statement, Annual Report on Form 10-K or Summary Annual Report, go to www.morganstanley.com/about/ir/sec.html. You may request a copy of any of these by calling 1-212-762-8131.

The shares you vote with this card include your DPSP/START and ESOP shares, if any. However, if you want to vote your DPSP/START and/or ESOP shares differently from your other plan shares, call 1-201-536-7660 to request separate voting instruction forms for these plans.

MS 002

YOUR SHARES WILL BE VOTED AS DIRECTED. SUBMIT YOUR VOTING INSTRUCTIONS BY
PHONE OR BY INTERNET OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

The Morgan Stanley Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. To elect as directors all nominees listed (except as marked to the contrary below):	☐	☐	☐

01 Philip J. Purcell    02 Robert G. Scott    03 C. Robert Kidder    04 Michael A. Miles

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors	☐	☐	☐

The Morgan Stanley Board of Directors Recommends a Vote “AGAINST” Proposal 3.

	FOR	AGAINST	ABSTAIN
3. Shareholder proposal to declassify the Board of Directors	☐	☐	☐

Sign exactly as imprinted (do not print). Executors,

administrators, trustees, guardians and others signing in a

representative capacity should indicate the capacity in which they sign.

Signature	Dated , 2003

á	á	DETACH HERE IF YOU ARE VOTING BY MAIL	á	á

IMPORTANT

YOUR INSTRUCTIONS MUST BE RECEIVED BY

5:00 P.M. ON APRIL 9, 2003

1.	INTERNET. GO TO www.eproxy.com/mwd2 AND ENTER YOUR 11-DIGIT CONTROL NUMBER LOCATED AT THE BOTTOM RIGHT HAND CORNER. FOLLOW THE INSTRUCTIONS.
2.	TELEPHONE. IN THE U.S. CALL 1-800-435-6710 ON A TOUCH-TONE PHONE. ENTER YOUR 11-DIGIT CONTROL NUMBER LOCATED AT THE BOTTOM RIGHT HAND CORNER AND FOLLOW THE INSTRUCTIONS.
3.	MAIL. DATE, SIGN AND RETURN YOUR CARD IN THE ENCLOSED ENVELOPE.

MS 002

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS, APRIL 11, 2003

The undersigned hereby appoints Donald G. Kempf, Jr., Stephen S. Crawford and Ronald T. Carman, and each of them, attorneys and proxies, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2003 Annual Meeting of Shareholders to be held on April 11, 2003, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

SUBMIT YOUR PROXY BY PHONE OR BY INTERNET,

OR RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE MORGAN STANLEY BOARD OF DIRECTORS.

Notice of 2003 Annual Meeting of Shareholders

Morgan Stanley

2500 Lake Cook Road

Riverwoods, Illinois 60015

April 11, 2003, 9:00 A.M., local time

At the meeting, we plan to:

•	elect four directors to the Board of Directors for a three year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors;

•	consider a shareholder proposal; and

•	transact such other business as may properly come before the meeting.

Please help the Company reduce costs – submit your proxy by internet or telephone. The Company can further reduce costs if you agree to “householding” or to receive future versions of our Proxy Statement, Annual Report on Form 10-K and Summary Annual Report electronically over the internet. You can agree to electronic delivery on the reverse side of this card, or when submitting your proxy by internet. If you share an address with other shareholders, you can avoid receiving multiple copies of annual meeting materials by consenting to householding. You can view or print a copy of our annual meeting materials at www.morganstanley.com/about/ir/sec.html. You can request a copy of these materials, or get more information regarding electronic delivery and householding, by contacting our transfer agent, Mellon Investor Services, at 800-622-2393 or www.melloninvestor.com.

MS 001

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

The Morgan Stanley Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. To elect as directors all nominees listed (except as marked to the contrary below):	☐	☐	☐

01 Philip J. Purcell    02 Robert G. Scott    03 C. Robert Kidder    04 Michael A. Miles

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors	☐	☐	☐

The Morgan Stanley Board of Directors Recommends a Vote “AGAINST” Proposal 3.

	FOR	AGAINST	ABSTAIN
3. Shareholder proposal to declassify the Board of Directors	☐	☐	☐

☐  CONSENT TO ELECTRONIC DELIVERY. By checking the box to the left, I consent to receive proxy statements, annual reports, prospectuses and other materials electronically via the internet instead of in the mail. The Company will not distribute printed materials to me for future shareholder meetings unless I request them or revoke my consent, and will notify me when and where its shareholder communications are available on the internet. I will be responsible for costs associated with internet usage, such as telephone charges and access fees. I may revoke my consent by contacting the Company’s transfer agent, Mellon Investor Services, at 1-800-622-2393 or www.melloninvestor.com.

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators,

trustees, guardians and others signing in a representative

capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s capacity.

Dated , 2003	Signature ___________________________________________	Co-Owner (if any) Signature _____________________

á	á	DETACH HERE IF YOU ARE VOTING BY MAIL	á	á

IMPORTANT

YOUR PROXY MUST BE RECEIVED BY THE CLOSE OF THE POLLS

ON APRIL 11, 2003

1.	INTERNET. GO TO www.eproxy.com/mwd AND ENTER YOUR 11-DIGIT CONTROL NUMBER LOCATED AT THE BOTTOM RIGHT HAND CORNER. FOLLOW THE INSTRUCTIONS.
2.	TELEPHONE. IN THE U.S. CALL 1-800-435-6710 ON A TOUCH-TONE PHONE. ENTER YOUR 11-DIGIT CONTROL NUMBER LOCATED AT THE BOTTOM RIGHT HAND CORNER AND FOLLOW THE INSTRUCTIONS.
3.	MAIL. DATE, SIGN AND RETURN YOUR CARD IN THE ENCLOSED ENVELOPE.

MS 001